Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quaint Oak Bancorp, Inc. of our report dated March 30, 2023, relating to our audit of the consolidated financial statements, which is incorporated in the Annual Report on Form 10-K of Quaint Oak Bancorp, Inc. for the year ended December 31, 2022.

/s/S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

December 15, 2023